PRINCIPAL INVESTORS FUND, INC.
                MIDCAP BLEND FUND AND PARTNERS MIDCAP BLEND FUND
                        PROSPECTUS/INFORMATION STATEMENT

This prospectus/information statement is being furnished in connection with a special meeting of the shareholders of the Partners MidCap Blend Fund, a series of Principal Investors Fund, Inc. ("Investors Fund") to be held at 2:00 p.m. C.D.T., on May 14, 2003, at the offices of Principal Management Corporation, 680 8th Street, Des Moines, Iowa 50392-0200.


At the meeting, shareholders of the Partners MidCap Blend Fund will vote on a Plan of Acquisition ("Plan"). Under the Plan, if approved, the MidCap Blend Fund, another series of the Investors Fund, will acquire all the assets and assume all the liabilities of the Partners MidCap Blend Fund and issue in exchange shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J common stock. The Partners MidCap Blend Fund will immediately redeem all its outstanding Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class, and Class J shares by distributing the MidCap Blend Fund shares of the same classes to its shareholders. As a result, a shareholder of the Partners MidCap Blend Fund will have the same amount invested in the same share class of the MidCap Blend Fund that the shareholder had invested in those share classes of the Partners MidCap Blend Fund at the effective time. The manager of the Investors Fund, Principal Management Corporation, has agreed to pay all expenses incurred by the Partners MidCap Blend Fund in connection with the Plan.


The Partners MidCap Blend Fund and the MidCap Blend Fund are each a series of the Investors Fund, which is a Maryland corporation organized by Principal Life Insurance Company ("Principal Life") and registered as an open-end, management investment company under the Investment Company Act of 1940 (the "Investment Company Act"). The primary investment objective of the Partners MidCap Blend Fund and the MidCap Blend Fund is to seek long-term growth of capital. Each Fund pursues its investment objective by investing at least 80% of its assets in common stocks of non-U.S. companies having medium market capitalizations. The Partners MidCap Blend Fund defines such companies as companies with market capitalizations similar to companies in the S&P MidCap 400 Index (ranging between $145 million and $7.3 billion as of December 31, 2002). The MidCap Blend Fund defines medium-sized companies as companies with market capitalizations similar to companies in the Russell MidCap Index (ranging between $194 million and $13.276 billion as of December 31, 2002).


This prospectus/information statement sets forth concisely the information you should know before voting on the proposed Plan. You should retain it for future reference.


The prospectus and Statement of Additional Information for the MidCap Blend Fund and the Partners MidCap Blend Fund, dated March 1, 2003, have been filed with the Securities and Exchange Commission ("SEC") and are available without charge by writing to the Investors Fund or its manager at their principal executive offices, 680 8th Street, Des Moines, Iowa 50392-2080 or by telephoning toll-free 1-800-247-4123. The prospectus of the MidCap Blend Fund and the Partners MidCap Blend Fund, dated March 1, 2003, and the Statement of Additional Information, dated April 10, 2003, relating to this prospectus/information statement, are incorporated herein by reference. A copy of the current prospectus for the MidCap Blend Fund is included with this mailing.

_______________________________________________________________________________
THE SEC HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS/INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
_______________________________________________________________________________

      The date of this prospectus/information statement is April 10, 2003

                        PROSPECTUS/INFORMATION STATEMENT




                               TABLE OF CONTENTS



INTRODUCTION AND VOTING INFORMATION.................                       5
  Special Meeting; Voting...........................                       5
  Additional Information............................                       6
SUMMARY.............................................                       7
  The Plan..........................................                       7
  Reasons for the Proposed Combination..............                       7
  Investment Objectives and Policies................                       8
  Fees and Expenses of the Funds....................                       9
  Purchases.........................................                       13
  Exchanges.........................................                       13
  Redemption Procedures and Fees....................                       13
  Dividends and Distributions.......................                       14
  Federal Income Tax Consequences of the Proposed Combination              14
  Costs and Expenses................................                       14
  Continuation of Shareholder Accounts..............                       14
PRINCIPAL RISK FACTORS..............................                       15
THE PLAN............................................                       16
  Plan of Acquisition...............................                       16
  Description of Securities to Be Issued............                       17
  Reasons for the Proposed Combination..............                       17
  Federal Income Tax Consequences...................                       18
  Capitalization....................................                       19
MANAGEMENT'S DISCUSSION OF MIDCAP BLENC FUND PERFORMANCE                   20
COMPARISON OF INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS             21
ADDITIONAL INFORMATION ABOUT THE FUNDS..............                       25
PROPOSALS OF SHAREHOLDERS...........................                       25
OTHER BUSINESS......................................                       25

APPENDIX A: FORM OF PLAN OF ACQUISITION.............                       26

                      INTRODUCTION AND VOTING INFORMATION

SPECIAL MEETING; VOTING
-----------------------
We are furnishing this prospectus/information statement to you as a shareholder of the Partners MidCap Blend Fund, a series of the Investors Fund, in connection with a special meeting of the shareholders of the Partners MidCap Blend Fund to be held on May 14, 2003. The purpose of the meeting is to vote on the Plan for the Partners MidCap Blend Fund. A copy of the Plan is included as Appendix A. The Plan provides for the combination of the Partners MidCap Blend Fund with the MidCap Blend Fund which is also a series of Investors Fund, as more fully described below. The prospectus/information statement is first being furnished to shareholders on or about April 10, 2003.

THE BOARD OF DIRECTORS OF THE INVESTORS FUND HAS APPROVED THE PLAN AND RECOMMENDS THAT THE SHAREHOLDERS OF THE PARTNERS MIDCAP BLEND FUND VOTE FOR THE PLAN AND THE TRANSACTIONS WHICH IT CONTEMPLATES.


Shareholders of record of the Partners MidCap Blend Fund at the close of business on April 7, 2003, the record date, are entitled to vote at the meeting. As of the record date, the Partners MidCap Blend Fund had the following shares outstanding and entitled to be voted.

                                      OUTSTANDING
            SHARE CLASS                  SHARES
            -----------               -----------
 Advisors Preferred                      88,609.54
 Advisors Select                         93,166.62
 Preferred                               95,356.30
 Select                                  83,500.00
 Institutional                        1,252,218.19
 Class J                                475,190.78


Shareholders of the Partners MidCap Blend Fund are entitled to one vote for each share of each Class held at the meeting. A quorum for the Partners MidCap Blend Fund must be present at the meeting for the transaction of business. The holders of record of one-third of the shares outstanding at the close of business on the record date present at the meeting will constitute a quorum for the meeting. The approval of the Plan by the Partners MidCap Blend Fund requires the affirmative vote of a majority of all the votes entitled to be cast by shareholders of the Partners MidCap Blend Fund. Abstentions and broker non-votes (votes from brokers or nominees indicating that they have not received instructions from the beneficial owners on an item for which the broker or nominee does not have discretionary power) are counted toward a quorum but do not represent votes cast for the Plan or any other issue. If the shareholders of the Partners MidCap Blend Fund do not approve the Plan, the Board will consider possible alternative arrangements, and Principal Management Corporation will continue to manage the Partners MidCap Blend Fund.

Proxies of the shareholders of the Partners MidCap Blend Fund are not being solicited because Principal Life owned a majority of the outstanding shares of the Partners MidCap Blend Fund as of the record date, and is expected to be present at the meeting and to vote in favor of approval of the Plan.

ADDITIONAL INFORMATION
----------------------
On April 7, 2003, the directors and officers of the Investors Fund together owned less than 1% of each of the Partners MidCap Blend Fund's and the MidCap Blend Fund's outstanding shares. Principal Life, Des Moines, Iowa, 50392, an Iowa life insurance company and an affiliate of Principal Management Corporation, the manager of the Funds (the "Manager"), owned of record and beneficially, either directly or through subsidiaries, 22.13% of the outstanding shares of the MidCap Blend Fund. The table below shows the percentage of the outstanding shares of each Class of the Partners MidCap Blend Fund owned by Principal Life on April 7, 2003 and based on those holdings, its percentage of ownership at the effective time (3:00 p.m. C.D.T. on August 1, 2003):

                            PRINCIPAL LIFE'S
                                PARTNERS            PRINCIPAL LIFE'S
                            MIDCAP BLEND FUND       MIDCAP BLEND FUND
                          PERCENTAGE OWNERSHIP    PERCENTAGE OWNERSHIP
      SHARE CLASS           ON APRIL 7, 2003      AT THE EFFECTIVE TIME
      -----------         ---------------------  -----------------------
 Advisors Preferred               94.23%                  89.02%
 Advisors Select                  89.62                   95.05
 Preferred                        87.57                   83.04
 Select                          100.00                   99.99
 Institutional                   100.00                  100.00
 Class J                          17.36                    3.64

The ultimate parent of Principal Life is Principal Financial Group, Inc.

As of April 7, 2003, the following shareholders owned 5% or more of the outstanding shares of any Class of the Funds:

                                                                    PERCENTAGE
                                                                        OF
 NAME                                        ADDRESS                OWNERSHIP
 ----                                       --------                ----------
MIDCAP BLEND FUND - ADVISORS PREFERRED
CLASS
 Trustar
 FBO Yaggy Colby & Associate Inc.           P.O. Box 8963              9.9%
 401(k) Profit Sharing Plan                 Wilmington, DE 19899
MIDCAP BLEND FUND - PREFERRED CLASS
 Bankers Trust Company Trustee              Attn: Anji Rainey
 FBO II-VI Inc. Deferred Compensation       665 Locust St.             6.9
 Plan                                       Des Moines, IA
                                            50309-3702
                                            691 N Squirrel Rd.,
                                            Ste. 100
 MEEMIC Deferred Compensation Plan          Auburn Hills, MI           8.2
                                            48326-2848
PARTNERS MIDCAP BLEND FUND - ADVISORS
PREFERRED CLASS
 JP Morgan Chase                            4 New York Plaza, 2nd
 FBO Fraser LTD Tax Sheltered Retirement    Floor                      5.7
 Annuity Plan                               New York, NY 10004
PARTNERS MIDCAP BLEND FUND - ADVISORS
SELECT CLASS
 Trustar
 FBO Staley Elevator Company 401k profit    P.O. Box 8963             10.3
 sharing plan                               Wilmington, DE 19899
PARTNERS MIDCAP BLEND FUND - PREFERRED
CLASS
 Chase Manhattan Bank NA
 FBO Northeastern Mental Health Center      One Chase Square           9.9
 Retirement Plan                            Rochester, NY 14643

The Investors Fund does not know of any other person who owned at the record date, or will own at the effective time, of record or beneficially 5% or more of the outstanding shares of either of the Funds.

                                    SUMMARY

The following is a summary of certain information contained or incorporated by reference in this prospectus/information statement. It is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus/information statement.

THE PLAN
--------
You are being asked to approve the Plan, which provides for the combination of the Partners MidCap Blend Fund with the MidCap Blend Fund. The Partners MidCap Blend and MidCap Blend Fund are each a series of the Investors Fund. Under the Plan, at the effective time on the closing date, the MidCap Blend Fund will acquire all the assets and assume all the liabilities of the Partners MidCap Blend Fund and issue to the Partners MidCap Blend Fund shares of its Preferred Class, Advisors Preferred Class, Select Class, Advisors Select Class, Institutional Class and Class J common stock having a value equal to the net assets of the Partners MidCap Blend Fund attributable to each share class. Immediately thereafter, the Partners MidCap Blend Fund will distribute all the MidCap Blend Fund shares it receives to its shareholders who own the corresponding class of the Partners MidCap Blend Fund shares and thereby redeem all its outstanding shares. Each Partners MidCap Blend Fund shareholder will receive MidCap Blend Fund shares equal in value to the shares of the corresponding class of the Partners MidCap Blend Fund held by the shareholder at the effective time. If the Plan is approved, the effective time will be 3:00 p.m. C.D.T. on August 1, 2003.

REASONS FOR THE PROPOSED COMBINATION
------------------------------------
The Partners MidCap Blend Fund has a relatively small amount of assets and has experienced limited sales of shares. While the Partners MidCap Blend Fund has been in existence only since March 1, 2001, its investment performance has been relatively poor. For example, the investment performance of the Preferred share class ranked in the 63rd, 91st, 90th and 95th percentile for the rolling 12-month period, ended March 31, June 30, September 30 and December 31, 2002 on a net basis relative to all mutual funds in Morningstar's mid-cap blend category. The likelihood that the Partners MidCap Blend Fund will achieve significant asset levels in the foreseeable future is low. The Board for the Investors Fund considered these and other factors, and determined that the proposed Plan would be in the best interests of the Partners MidCap Blend Fund and its shareholders, that the terms of the Plan are fair and reasonable and that the interests of the shareholders of the Partners MidCap Blend Fund will not be diluted as a result of the transactions contemplated by the Plan. The Board believes that the Plan will provide shareholders of the Partners MidCap Blend Fund with an investment in a mid-cap fund with a more favorable expense ratio and better investment performance track record than the Partners MidCap Blend Fund. The table below reflects the investment performance of the Partners MidCap Blend Fund and the MidCap Blend Fund for the periods ended February 28, 2003.

                                   TOTAL RETURN WITH MAXIMUM SALES CHARGE*
                        ---------------------------------------------------------
                                                                        ADVISORS
                                        PREFERRED                       PREFERRED
         FUND                             CLASS                           CLASS
         ----           ----------------------------------------   --------------
                                                   SINCE                       SINCE
                              1-YR.             INCEPTION**        1-YR.    INCEPTION**
                              -----             -----------        -----    -----------
 MidCap Blend Fund           -11.52                 -5.04          -11.80      -5.35
 Partners MidCap Blend
 Fund                        -28.14                -18.23          -28.34     -18.48

                                   TOTAL RETURN WITH MAXIMUM SALES CHARGE*
                                   -------------------
                                                                        ADVISORS
                                         SELECT                          SELECT
         FUND                             CLASS                           CLASS
         ----           ----------------------------------------   -------------------
                                                   SINCE                       SINCE
                              1-YR.             INCEPTION**        1-YR.    INCEPTION**
                              -----             -----------        -----    -----------
 MidCap Blend Fund           -11.63                 -5.19          -11.96      -5.54
 Partners MidCap Blend
 Fund                        -28.28                -18.35          -28.48     -18.60

                                       TOTAL RETURN WITH MAXIMUM SALES CHARGE*
                        ----------------------------------------------------------------
                                         INSTITUTIONAL
         FUND                                CLASS                              CLASS J
         ----           ----------------------------------------          --------------
                                                        SINCE                         SINCE
                               1-YR.                 INCEPTION***         1-YR.    INCEPTION***
                               -----                 ------------         -----    ------------
 MidCap Blend Fund             -11.28                    -5.06            -13.07       -5.93
 Partners MidCap Blend
 Fund                          -27.97                   -18.05            -29.33      -18.72

 * No front-end or back-end sales charge applies to any of the share classes, except Class J shares. A contingent deferred sales charge of 1.00% is charged on redemptions of Class J shares within 18 months of their purchase.
 ** Inception Date of December 6, 2000 for MidCap Blend Fund and March 1, 2001 for Partners MidCap Blend Fund.
 ***Inception Date of March 1, 2001.

INVESTMENT OBJECTIVES AND POLICIES
----------------------------------
The primary investment objective of the MidCap Blend Fund and the Partners MidCap Blend Fund is to seek long-term growth of capital. Each Fund invests at least 80% of its assets in companies having medium market capitalizations. The Partners MidCap Blend Fund defines such companies as companies with market capitalizations similar to companies in the S&P MidCap 400 Index (ranging between $145 million and $7.3 billion as of December 31, 2002). The MidCap Blend Fund defines medium-sized companies as companies with market capitalizations similar to companies in the Russell MidCap Index (ranging between $194 million and $13.276 billion as of December 31, 2002).

INVESTMENT ADVISORY SERVICES
----------------------------
The Manager serves as investment advisor to the Investors Fund. The Manager has entered into a sub-advisory agreement with Morgan Stanley Asset Management ("MSAM") to provide investment advisory services to the Partners MidCap Blend Fund. The Manager has entered into a sub-advisory agreement with Principal Global Investors, LLC ("PGI") to provide investment advisory services to the MidCap Blend Fund. PGI is a directly wholly-owned subsidiary of Principal Life and an affiliate of the Manager.

Under the sub-advisory agreements, the Manager compensates PGI by paying it a portion of the fee the Manager receives from each Fund. The Manager pays PGI a smaller percentage of the fee it receives from the MidCap Blend Fund compared to the percentage it pays to MSAM from fees it receives from the Partners MidCap Blend Fund. The Manager also currently pays a portion of the expenses of the Class J shares of each of the Funds. If the Plan is approved, the combined assets of the Funds will be sub-advised by PGI, the Manager will retain a larger portion of the advisory fees it will receive with respect to the assets formerly owned by the Partners MidCap Blend Fund, and the overall amount of the Manager's expense reimbursement for Class J shares will be reduced.


FEES AND EXPENSES OF THE FUNDS
------------------------------
This table describes the fees and expenses that you may pay if you buy and hold shares of either of the Funds.

                            SHAREHOLDER FEES
                (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
                -----------------------------------------
                                                                 ADVISORS
                                                     PREFERRED   PREFERRED
                                                       CLASS       CLASS
                                                     ---------   ---------
 Maximum sales charge imposed on purchases
 (as a % of offering price)                            None        None
 Maximum Contingent Deferred Sales Charge ("CDSC")
 (as a % of dollars subject to charge)                 None        None
 Redemption or Exchange Fee                            None        None

                           SHAREHOLDER FEES
               (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
               -----------------------------------------
                                                                ADVISORS
                                                      SELECT     SELECT
                                                      CLASS      CLASS
                                                      ------    --------
 Maximum sales charge imposed on purchases
 (as a % of offering price)                            None       None
 Maximum Contingent Deferred Sales Charge ("CDSC")
 (as a % of dollars subject to charge)                 None       None
 Redemption or Exchange Fee                            None       None

                              SHAREHOLDER FEES
                  (FEES PAID DIRECTLY FROM YOUR INVESTMENT)
                  -----------------------------------------
                                           INSTITUTIONAL
                                               CLASS                  CLASS J
                                           -------------            -----------
 Maximum sales charge imposed on
 purchases (as a % of offering price)          None                   None
 Maximum Contingent Deferred Sales Charge
 ("CDSC")
 (as a % of dollars subject to charge)         None                   1.00/(1)/
 Redemption or Exchange Fee                    None                   1.00/(2)/
                                                                         /

///(1)/
 A contingent deferred sales charge of 1% applies on certain redemptions of shares made within 18 months after they are purchased.
///(2)/
 Redemption fees or exchange fees are charged on redemptions or exchanges of $50,000 or more of shares redeemed within 30 days after they are purchased.

ONE-TIME FEES
.. Class J shares have no initial sales charge but may be subject to a CDSC. If you sell (redeem) shares and the CDSC is imposed, it will reduce the amount of sales proceeds.
.. A redemption fee or exchange fee of 1.00% is charged on redemptions or exchanges of Class J shares of $50,000 or more if the shares were purchased within 30 days of the redemption or exchange. The fee is calculated as a percentage of market value at the time the shares are redeemed or exchanged.

The operating expenses attributable to each share class of each Fund (as a percentage of the average daily net assets) for the fiscal year ended October 31, 2002 were as follows:

                                       PARTNERS MIDCAP BLEND FUND
                                   -----------------------------------
                                              ADVISORS
                                   PREFERRED  PREFERRED
     FUND OPERATING EXPENSES         CLASS      CLASS     SELECT CLASS*
     -----------------------       ---------  ---------   -------------
Management Fees                      1.00%      1.00%         1.00%
12b-1 Fees                           0.00       0.25          0.10
Other Expenses                       0.26       0.32          0.28
                                     ----       ----          ----
Total Operating Expenses             1.26%      1.57%         1.38%

                                       PARTNERS MIDCAP BLEND FUND
                                   ----------------------------------
                                   ADVISORS
                                    SELECT   INSTITUTIONAL
     FUND OPERATING EXPENSES        CLASS        CLASS       CLASS J**
     -----------------------       --------  -------------   ---------
Management Fees                     1.00%        1.00%         1.00%
12b-1 Fees                          0.30         0.00          0.50
Other Expenses                      0.45         0.00          1.71
                                    ----         ----          ----
Total Operating Expenses            1.75%        1.00%         3.21%

                                        MIDCAP BLEND FUND
                                   ----------------------------
                                              ADVISORS
                                   PREFERRED  PREFERRED   SELECT
     FUND OPERATING EXPENSES         CLASS      CLASS     CLASS*
     -----------------------       ---------  ---------   ------
Management Fees                      0.65%      0.65%     0.65%
12b-1 Fees                           0.00       0.25      0.10
Other Expenses                       0.26       0.32      0.28
                                     ----       ----      ----
Total Operating Expenses             0.91%      1.22%     1.03%

                                                                    MIDCAP BLEND FUND
                                             ------------------------------------------------------
                                                  ADVISORS
                                                   SELECT             INSTITUTIONAL
          FUND OPERATING EXPENSES                  CLASS                  CLASS                 CLASS J**
          -----------------------                 --------            -------------             ---------
Management Fees                                    0.65%                  0.65%                   0.65%
12b-1 Fees                                         0.30                   0.00                    0.50
Other Expenses                                     0.45                   0.00                    1.12
                                                   ----                   ----                    ----
Total Operating Expenses                           1.40%                  0.65%                   2.27%

* A Distribution Plan and Agreement was adopted by the Investors Fund pursuant to Rule 12b-1 for the Select Class shares effective June 10, 2002.
** The Manager has voluntarily agreed to limit expenses paid by the Class J shares of the MidCap Blend Fund and the Partners MidCap Blend Fund. The Manager intends to pay expenses normally payable by Class J shares of the MidCap Blend Fund and the Partners MidCap Blend Fund through the period ending February 29, 2004. The effect of the expense limitation is to reduce each Fund's Class J shares annual operating expenses. The limitation will maintain a total level of operating expenses for Class J shares of the MidCap Blend Fund and the Partners MidCap Blend Fund (expressed as a percent of average net assets attributable to Class J shares on an annualized basis) not to exceed:
     .    1.95% for the Partners MidCap Blend Fund through February 28, 2004.
     . 1.60% for the MidCap Blend Fund through February 28, 2003, and 1.70% thereafter through February 29, 2004.

The MidCap Blend Fund's expenses, assuming implementation of the Plan on August 1, 2003, as a percentage of average daily net assets are as follows:

                                           MIDCAP BLEND FUND
                                      ----------------------------
                                                 ADVISORS
                                      PREFERRED  PREFERRED   SELECT
      FUND OPERATING EXPENSES           CLASS      CLASS     CLASS
      -----------------------         ---------  ---------   ------
 Management Fees                        0.65%      0.65%     0.65%
 12b-1 Fees                             0.00       0.25      0.10
 Other Expenses                         0.26       0.32      0.28
                                        ----       ----      ----
 Total Operating Expenses               0.91%      1.22%     1.03%

                                                                    MIDCAP BLEND FUND
                                               ---------------------------------------------------
                                                   ADVISORS
                                                    SELECT            INSTITUTIONAL
           FUND OPERATING EXPENSES                   CLASS                CLASS                CLASS J*
           -----------------------                 --------           -------------            --------
 Management Fees                                     0.65%                0.65%                  0.65%
 12b-1 Fees                                          0.30                 0.00                   0.50
 Other Expenses                                      0.45                 0.00                   1.08
                                                     ----                 ----                   ----
 Total Operating Expenses                            1.40%                0.65%                  2.23%

* The Manager has voluntarily agreed to limit expenses paid by the Class J shares of the MidCap Blend Fund. The Manager intends to pay expenses normally payable by Class J shares of the MidCap Blend Fund through the period ending February 29, 2004. The effect of the expense limitation is to reduce the MidCap Blend Fund's Class J shares annual operating expenses.
     The limitation will maintain a total level of operating  expenses for Class
     J shares of the MidCap Blend Fund (expressed as a percent of average net assets attributable to Class J shares on an annualized basis) not to exceed
     1.70%.

The following is an example of the effect of the operating expenses of each of the Funds as of October 31, 2002. The examples assume (1) a 5% annual return, and (2) each Fund's operating expenses remain the same. Although your actual costs may be higher or lower, you would pay the following expenses on a $10,000 investment in shares of each Fund, based upon these assumptions:

                         NUMBER OF YEARS YOU OWN YOUR ADVISORS PREFERRED CLASS SHARES
                        -------------------------------------------------------------
                           1 YEAR         3 YEARS         5 YEARS          10 YEARS
                        -------------  --------------  --------------  -----------------
 MidCap Blend Fund          $124            $387            $670            $1,477
 Partners MidCap Blend
 Fund                        160             496             855             1,867

                        NUMBER OF YEARS YOU OWN YOUR ADVISORS SELECT CLASS SHARES
                        ----------------------------------------------------------
                           1 YEAR        3 YEARS        5 YEARS         10 YEARS
                        ------------  -------------  -------------  ----------------
 MidCap Blend Fund          $143          $443           $766            $1,680
 Partners MidCap Blend
 Fund                        178           551            949             2,062

                         NUMBER OF YEARS YOU OWN YOUR PREFERRED CLASS SHARES
                        ----------------------------------------------------
                          1 YEAR       3 YEARS       5 YEARS        10 YEARS
                        -----------  ------------  ------------  ---------------
 MidCap Blend Fund         $ 93          $290          $504          $1,120
 Partners MidCap Blend
 Fund                       128           400           692           1,523

                            NUMBER OF YEARS YOU OWN YOUR SELECT CLASS SHARES
                           -------------------------------------------------
                             1 YEAR      3 YEARS      5 YEARS       10 YEARS
                           ----------  -----------  -----------  --------------
 MidCap Blend Fund            $105        $328         $569          $1,259
 Partners MidCap Blend
 Fund                          140         437          755           1,657

                         NUMBER OF YEARS YOU OWN YOUR INSTITUTIONAL CLASS SHARES
                        --------------------------------------------------------
                           1 YEAR        3 YEARS        5 YEARS         10 YEARS
                        ------------  -------------  -------------  ----------------
 MidCap Blend Fund          $ 66          $208           $362            $  810
 Partners MidCap Blend
 Fund                        102           318            552             1,225

                                    IF YOU SELL YOUR CLASS J SHARES
                             --------------------------------------------
                              NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                             --------------------------------------------
                              1 YEAR     3 YEARS     5 YEARS      10 YEARS
                             ---------  ----------  ----------  -------------
 MidCap Blend Fund            $333         $709       $1,215       $2,605
 Partners MidCap Blend Fund       426       989        1,678        3,512

                                 IF YOU DO NOT SELL YOUR CLASS J SHARES
                             --------------------------------------------
                              NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                             --------------------------------------------
                              1 YEAR     3 YEARS     5 YEARS      10 YEARS
                             ---------  ----------  ----------  -------------
 MidCap Blend Fund             $230        $709       $1,215       $2,605
 Partners MidCap Blend Fund     324         989        1,678        3,512


The following is an example of the effect of the operating expenses of the MidCap Blend Fund, assuming implementation of the Plan on August 1, 2003. The examples assume (1) a 5% annual return, and (2) the Fund's operating expenses remain the same. Although your actual costs may be higher or lower, you would pay the following expenses on a $10,000 investment in shares of the MidCap Blend Fund, based upon these assumptions:

                      NUMBER OF YEARS YOU OWN YOUR ADVISORS PREFERRED CLASS SHARES
                     -------------------------------------------------------------
                        1 YEAR         3 YEARS         5 YEARS          10 YEARS
                     -------------  --------------  --------------  -----------------
 MidCap Blend Fund       $124            $387            $670            $1,477

                     NUMBER OF YEARS YOU OWN YOUR ADVISORS SELECT CLASS SHARES
                     ----------------------------------------------------------
                        1 YEAR        3 YEARS        5 YEARS         10 YEARS
                     ------------  -------------  -------------  ----------------
 MidCap Blend Fund       $143          $443           $766            $1,680

                      NUMBER OF YEARS YOU OWN YOUR PREFERRED CLASS SHARES
                     ----------------------------------------------------
                       1 YEAR       3 YEARS       5 YEARS        10 YEARS
                     -----------  ------------  ------------  ---------------
 MidCap Blend Fund       $93          $290          $504          $1,120

                      NUMBER OF YEARS YOU OWN YOUR SELECT CLASS SHARES
                     -------------------------------------------------
                       1 YEAR      3 YEARS      5 YEARS       10 YEARS
                     ----------  -----------  -----------  --------------
 MidCap Blend Fund      $105        $328         $569          $1,259

                      NUMBER OF YEARS YOU OWN YOUR INSTITUTIONAL CLASS SHARES
                     --------------------------------------------------------
                        1 YEAR        3 YEARS        5 YEARS         10 YEARS
                     ------------  -------------  -------------  ----------------
 MidCap Blend Fund       $66           $208           $362             $810

                            IF YOU SELL YOUR CLASS J SHARES
                     --------------------------------------------
                      NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                     --------------------------------------------
                      1 YEAR     3 YEARS     5 YEARS      10 YEARS
                     ---------  ----------  ----------  -------------
 MidCap Blend Fund     $329        $697       $1,195       $2,565

                         IF YOU DO NOT SELL YOUR CLASS J SHARES
                     --------------------------------------------
                      NUMBER OF YEARS YOU OWN YOUR CLASS J SHARES
                     --------------------------------------------
                      1 YEAR     3 YEARS     5 YEARS      10 YEARS
                     ---------  ----------  ----------  -------------
 MidCap Blend Fund     $226        $697       $1,195       $2,565


PURCHASES
---------
Shares of the MidCap Blend Fund and the Partners MidCap Blend Fund are offered for sale through Princor Financial Services Corporation ("Princor"), a broker-dealer that is also the principal underwriter for the Investors Fund, or other dealers which it selects.

ONGOING FEES
------------
The MidCap Blend Fund and the Partners MidCap Blend Fund pay ongoing fees to the Manager. Some of the share classes of each Fund also pay on-going fees to Princor and others who provide services to the funds. These fees reduce the value of each share you own.

DISTRIBUTION (12B-1) FEES
-------------------------
The Investors Fund has adopted a Distribution Plan under Rule 12b-1 of the Investment Company Act of 1940 for its Advisors Preferred, Advisors Select, Select and Class J shares for the MidCap Blend Fund and the Partners MidCap Blend Fund. Under each Distribution Plan, each Fund pays a fee to Princor based on the average daily net asset values attributable to these share classes. These ongoing fees pay expenses relating to distribution of shares of the four share classes referred to above and for services Princor and other selling dealers provide to shareholders of those classes of shares. Because they are ongoing, the fees may, over time, exceed other types of sales charges such as front-end charges or contingent deferred sales charges.

    SHARE CLASS        12B-1 FEE
    -----------        ---------
 Advisors Preferred      0.25%
 Advisors Select         0.30%
 Select                  0.10%
 Class J                 0.50%



EXCHANGES
---------
Shares of the MidCap Blend Fund and the Partners MidCap Blend Fund may be exchanged, without payment of a sales charge or CDSC, for shares of the same class of other series of the Investors Fund. If Class J shares are exchanged for Class J shares of another series, the shares acquired by the exchange will be subject to the applicable CDSC imposed by the new series; however, the holding period of the Class J shares exchanged is added to the holding period of the acquired Class J shares for purposes of determining the applicable charge.

REDEMPTION PROCEDURES AND FEES
------------------------------
Shares of the MidCap Blend Fund and the Partners MidCap Blend Fund may be redeemed at a price equal to the net asset value of the shares next computed following the receipt of a request for redemption in proper form with respect to Class J shares, the amount you receive will be reduced by any applicable CDSC or redemption fee.

Generally, the sale proceeds are sent to you on the next day following the day you place the sell order.

DIVIDENDS AND DISTRIBUTIONS
---------------------------
The MidCap Blend Fund and the Partners MidCap Blend Fund each pay its net investment income on an annual basis. Payments are made to shareholders of record on the business day prior to the payment date. The payment date is December 23rd (or previous business day).

Net realized capital gains, if any, are distributed annually. Generally the distribution is made on the fourth business day of December. Payments are made to shareholders of record on the business day prior to the payable date. Capital gains the Funds distribute to shareholders may be taxable at different rates, depending on the length of time that the Fund holds its assets.

Immediately prior to implementation of the Plan, the MidCap Blend Fund and the Partners MidCap Blend Fund will pay a dividend or dividends which, together with all previous dividends, will have the effect of distributing to their respective shareholders all of their investment company taxable income for taxable years ending on or prior to the implementation (computed without regard to any deduction for dividends paid) and all of its net capital gains, if any, realized in taxable years ending on or prior to the implementation (after reduction for any available capital loss carry forward). Such dividends will be included in the taxable income each Fund distributes to its shareholders.


FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED COMBINATION
-----------------------------------------------------------
The combination will be a tax-free "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). In the opinion of tax counsel to the Investors Fund, no gain or loss will be recognized by either Fund or either Fund's shareholders in connection with the combination, and the tax cost basis of the MidCap Blend Fund shares received by shareholders of the Partners MidCap Blend Fund will equal the tax cost basis of their shares in the Partners MidCap Blend Fund and their holding period of the MidCap Blend Fund shares will include the time during which the shareholders held the Partners MidCap Blend Fund shares.

COSTS AND EXPENSES
------------------
The Manager will bear all out-of-pocket fees and expenses incurred by the Funds in connection with the transactions contemplated by the Plan.

CONTINUATION OF SHAREHOLDER ACCOUNTS
------------------------------------
At the effective time of the Plan, you will cease to be a shareholder of the Partners MidCap Blend Fund and will become a shareholder of the MidCap Blend Fund owning the same class of shares of the MidCap Blend Fund having the same value as the investment you had in the Partners MidCap Blend Fund at the effective time.

                             PRINCIPAL RISK FACTORS

The primary investment objective of the MidCap Blend Fund and the Partners MidCap Blend Fund is to seek long-term growth of capital. Each Fund invests primarily in common stocks of U.S. companies. Each Fund invests at least 80% of its assets in companies having medium market capitalizations. The Partners MidCap Blend Fund defines such companies as companies with market capitalizations similar to companies in the S&P MidCap 400 Index (ranging between $145 million and $7.3 billion as of December 31, 2002). The MidCap Blend Fund defines medium-sized companies as companies with market capitalizations similar to companies in the Russell MidCap Index (ranging between $194 million and $13.276 billion as of December 31, 2002). Each Fund may invest up to 25% of its assets in foreign securities. Thus, the risks of investing in each Fund are the same. As with all mutual funds, as the values of the assets of each Fund rise or fall, the share prices change for each. If you sell your shares when their value is less than the price you paid, you will lose money.

MAIN RISKS
Because it purchases equity securities, each Fund is subject to the risk that stock prices will fall over short or extended periods of time. Individual companies may report poor results or be negatively affected by industry and/or economic trends and developments. The price of securities issued by such companies may suffer a decline in response. These factors contribute to price volatility, which is the principal risk of investing in either Fund.

The medium capitalization companies in which each Fund invests may be more vulnerable to adverse business or economic events than larger, more established companies. In particular, these mid-size companies may pose greater risk due to narrow product lines, limited financial resources, less depth in management or a limited trading market for their securities.

Foreign stocks carry risks that are not generally found in stocks of U.S. companies. These include the risk that a foreign security could lose value as a result of political, financial and economic events in foreign countries. In addition, foreign securities may be subject to securities regulators with less stringent accounting and disclosure standards than are required by U.S. companies.

In addition, each Fund is subject to the risk that its principal market segment, medium capitalization stocks, may underperform compared to other market segments or to the equity markets as a whole. Because different types of stocks tend to shift to other market segments or to the equity markets as a whole. Because different types of stocks tend to shift in and out of favor depending on market and economic conditions, the Fund's performance may sometimes be lower or higher than that of other types of funds.

                                    THE PLAN

PLAN OF ACQUISITION
-------------------
The terms of the Plan are summarized below. The summary is qualified in its entirety by reference to the Plan, a copy of which is attached as Appendix A.

Under the Plan, the MidCap Blend Fund will acquire all the assets and assume all the liabilities of the Partners MidCap Blend Fund and will issue to the Partners MidCap Blend Fund the number of shares of Common Stock of each share class of the MidCap Blend Fund that has a net asset value equal to the net asset value attributable to each corresponding share class of the Partners MidCap Blend Fund. We expect that the closing date will be August 1, 2003, assuming shareholder approval of the Plan, and that the effective time will be the close of regular trading on the NYSE at 3:00 P.M., Central Daylight Time, on that date. The Fund will determine their net asset values as of the effective time using the procedures described in the Investors Fund's prospectus (the procedures applicable to the MidCap Blend Fund and the Partners MidCap Blend Fund are identical). The MidCap Blend Fund will issue to the Partners MidCap Blend Fund a number of shares of each share class equal to the value of the net assets of each corresponding share class of the Partners MidCap Blend Fund outstanding at the effective time. The Partners MidCap Blend Fund will be managed such that at the effective time it will hold only cash or other securities that are eligible investments for the MidCap Blend Fund.

Immediately after the effective time, the Partners MidCap Blend Fund will distribute to you its MidCap Blend Fund shares of the same class as the Partners MidCap Blend Fund shares you own in exchange for all your Partners MidCap Blend Fund shares of that class. You will receive shares of the MidCap Blend Fund that are equal in value to the shares of the Partners MidCap Blend Fund that you surrender in the exchange. In connection with the exchange, the MidCap Blend Fund will credit on its books an appropriate number of its shares to the account of each Partners MidCap Blend Fund shareholder, and the Partners MidCap Blend Fund will cancel on its books all its shares registered to the account of that shareholder. Any outstanding certificate for Partners MidCap Blend Fund shares that is not surrendered will be deemed to represent the number of MidCap Blend Fund shares for which the Partners MidCap Blend Fund shares have been exchanged. After the effective time, the Partners MidCap Blend Fund will dissolve in accordance with applicable law.

The consummation of the transactions contemplated by the Plan for the Partners MidCap Blend Fund is subject to the approval of the Plan by the shareholders of the Partners MidCap Blend Fund. The Plan may be amended, but no amendment may be made to the Plan which in the opinion of the Board of Directors would materially adversely affect the interests of the shareholders of the Partners MidCap Blend Fund after the shareholders of the Partners MidCap Blend Fund have approved the Plan. The Board of Directors may terminate the Plan at any time before the effective time if it believes that consummation of the transactions contemplated by the Plan would not be in the best interests of the shareholders.

The Manager will pay all fees and out-of-pocket expenses incurred by the Funds in connection with the transactions contemplated by the Plan.

DESCRIPTION OF SECURITIES TO BE ISSUED
--------------------------------------
The share classes of the MidCap Blend Fund are shares of common stock, par value $.01 per share. They have the same rights with respect to the MidCap Blend Fund as the share classes of the Partners MidCap Blend Fund have with respect to the Partners MidCap Blend Fund. Each share is entitled to one vote and has equal rights with every other share as to dividends, earnings, voting, assets and redemption. There is no cumulative voting for directors. Shares are fully paid and non-assessable, have no preemptive or conversion rights and are freely transferable. Each fractional share has proportionately the same rights as are provided for a full share. As of April 7, 2003, the MidCap Blend Fund had the following number of shares of each class outstanding:

    SHARE CLASS       OUTSTANDING SHARES
    -----------       ------------------
 Advisors Preferred        247,612.19
 Advisors Select           126,318.07
 Preferred                 155,724.13
 Select                    125,018.02
 Institutional                 997.01
 Class J                 2,063,817.86


REASONS FOR THE PROPOSED COMBINATION
------------------------------------
The Partners MidCap Blend Fund has a relatively small amount of assets and has experienced limited sales of shares. While the Partners MidCap Blend Fund has been in existence only since March 1, 2001, its investment performance has been relatively poor. For example, the investment performance of the Preferred share class ranked in the 63rd, 91st, 90th and 95th percentile for the rolling 12-month period, ended March 31, June 30, September 30 and December 31, 2002 on a net basis relative to all mutual funds in Morningstar's mid-cap blend category. The likelihood that the Partners MidCap Blend Fund will achieve significant asset levels in the foreseeable future is low. The Board for the Partners MidCap Blend Fund considered these and other factors and determined that the proposed Plan would be in the best interests of the Partners MidCap Blend Fund and its shareholders, that the terms of the Plan are fair and reasonable and that the interests of the shareholders of the Partners MidCap Blend Fund will not be diluted as a result of the transactions contemplated by the Plan.

The Plan has been approved by the Board of Directors of the MidCap Blend Fund and the Partners MidCap Blend Fund, including all of the directors who are not "interested persons" as defined in Section 2(a)(19) of the Investment Company Act. In approving the Plan, the Board considered the following factors, among others: (1) possible alternatives to the Plan; (2) the terms and conditions of the Plan and whether its implementation would result in dilution of shareholder interests or involve overreaching by any person concerned; (3) the advantages to the Partners MidCap Blend Fund's shareholders of investing in a larger asset pool with greater diversification; (4) any direct or indirect fees or expenses incurred by the Funds as a result of the Plan; (5) expense ratios and available information regarding the fees and expenses of the Funds, including any change in fees or expenses to be paid or borne by shareholders of the Partners MidCap Blend Fund (direct or indirectly) as a result of the Plan; (6) comparative investment performances of the Funds; (7) the direct or indirect federal income tax consequences of the Plan to shareholders of the Partners MidCap Blend Fund;
(8) the continuity of or changes in services to be provided to shareholders following implementation of the Plan; and (9) the compatibility of the investment objectives and policies of the Funds and changes with respect to the investment objectives and policies of the Partners MidCap Blend Fund that will result from the Plan.

FEDERAL INCOME TAX CONSEQUENCES
-------------------------------
To be considered a tax-free "reorganization" under Section 368 of the Code, a reorganization must exhibit a continuity of business enterprise. Because the MidCap Blend Fund will use a portion of the Partners MidCap Blend Fund's assets in its business and will continue the Partners MidCap Blend Fund's historic business, the combination of the Partners MidCap Blend Fund with the MidCap Blend Fund will exhibit a continuity of business enterprise. Therefore, the combination will be considered a tax-free "reorganization" under applicable provisions of the Code. In the opinion of tax counsel to the Investors Fund, no gain or loss will be recognized by either of the Funds or their shareholders in connection with the combination, the tax cost basis of the MidCap Blend Fund shares received by shareholders of the Partners MidCap Blend Fund will equal the tax cost basis of their shares in the Partners MidCap Blend Fund, and their holding periods for the MidCap Blend Fund shares will include their holding periods for the Partners MidCap Blend Fund shares.

As of October 31, 2002, the Partners MidCap Blend Fund had an accumulated capital loss carryforward in the amount of approximately $1,132,000. After the reorganization, this loss will be available to the MidCap Blend Fund to offset its capital gains, although the amount of offsetting losses available in any given year may be limited. As a result of this limitation, it is possible that the MidCap Blend Fund may not be able to use these losses as rapidly as the Partners MidCap Blend Fund might have, and part of these losses may not be usable at all. The ability of the MidCap Blend Fund to utilize the accumulated capital loss carryforward in the future depends upon a variety of factors that cannot be known in advance, including the existence of capital gains against which these losses may be offset. In addition, the benefits of any capital loss carryfoward currently are available only to shareholders of the Partners MidCap Blend Fund. After the reorganization, however, these benefits will inure to the benefit of all shareholders of the MidCap Blend Fund.

The foregoing is only a summary of the principal federal income tax consequences of the combination and should not be considered to be tax advice. There can be no assurance that the Internal Revenue Service will concur on all or any of the issues discussed above. You may wish to consult with your own tax advisers regarding the federal, state, and local tax consequences with respect to the foregoing matters and any other considerations which may apply in your particular circumstances.

CAPITALIZATION
--------------
The following table shows the capitalization of the Partners MidCap Blend Fund and the MidCap Blend Fund separately, as of February 28, 2003, and combined in the aggregate (unaudited), as of that date, giving effect to the Plan:

                                  PARTNERS MIDCAP BLEND FUND
                                ------------------------------
                                ADVISORS               ADVISORS
                                PREFERRED  PREFERRED    SELECT
                                  CLASS      CLASS      CLASS
                                ---------  ---------   --------
 Net Assets                     $588,447   $654,511    $624,940
 Net Asset Value Per Share         $6.65      $6.69       $6.63
 Shares Outstanding               88,543     97,860      94,255

                                    PARTNERS MIDCAP BLEND FUND
                                -----------------------------------
                                 SELECT   INSTITUTIONAL
                                 CLASS        CLASS        CLASS J
                                 ------   -------------    -------
 Net Assets                     $557,086   $9,191,151     $3,083,721
 Net Asset Value Per Share         $6.67        $6.72          $6.61
 Shares Outstanding               83,500    1,367,501        466,728

                                        MIDCAP BLEND FUND
                                ----------------------------------
                                 ADVISORS                 ADVISORS
                                PREFERRED   PREFERRED      SELECT
                                  CLASS       CLASS        CLASS
                                ---------   ---------     --------
 Net Assets                     $2,092,722  $1,370,272   $1,121,101
 Net Asset Value Per Share           $8.89       $8.90        $8.88
 Shares Outstanding                235,433     153,998      126,283

                                          MIDCAP BLEND FUND
                                --------------------------------------
                                  SELECT    INSTITUTIONAL
                                  CLASS         CLASS         CLASS J
                                  ------    -------------     -------
 Net Assets                     $1,111,173     $8,801       $17,034,167
 Net Asset Value Per Share           $8.89     $ 8.83       $      8.82
 Shares Outstanding                125,004        997         1,931,610

                                    COMBINED MIDCAP BLEND FUND
                                ----------------------------------
                                 ADVISORS                 ADVISORS
                                PREFERRED   PREFERRED      SELECT
                                  CLASS       CLASS        CLASS
                                ---------   ---------     --------
 Net Assets                     $2,681,219  $2,024,783   $1,746,041
 Net Asset Value Per Share           $8.89       $8.90        $8.88
 Shares Outstanding                301,625     227,538      196,659

                                      COMBINED MIDCAP BLEND FUND
                                --------------------------------------
                                  SELECT    INSTITUTIONAL
                                  CLASS         CLASS         CLASS J
                                  ------    -------------     -------
 Net Assets                     $1,668,259   $9,199,952     $20,117,888
 Net Asset Value Per Share           $8.89        $8.83           $8.82
 Shares Outstanding                187,668    1,041,897       2,281,238

                                               S&P                  Russell               Morningstar
                                             MidCap
                                   Total       400                  MidCap                  Mid-Cap
                                   Return                                                    Blend
Year Ended October 31,     MB       @NAV      Index      Total       Index      Total      Category     Total Return
----------------------     --       ----      -----      Return      -----      Return     --------
                          10,000               10,000                 10,000                   10,000
                  2001     9,196    -8.04%      8,983     -10.17%      8,623     -13.77%        9,709          -2.91%


LOGO


            MANAGEMENT'S DISCUSSION OF MIDCAP BLEND FUND PERFORMANCE

The following discussion relates to the performance of the MidCap Blend Fund during its most recent fiscal year, which ended October 31, 2002.

The Principal Investors Fund - MidCap Blend Fund outperformed the Russell Midcap Index for the one-year period ended October 31, 2002, returning -2.95%, compared to -8.02% for the Index.

The Fund benefited from solid stock selection in the technology, financial, and health care sectors, and these sectors accounted for the majority of the Fund's outperformance over the Index. Although the average technology stock in the Russell Midcap Index was down nearly 40%, the Fund avoided owning many of these companies. In the financial sector, the Fund benefited from owning dominant companies like Sallie Mae and AFLAC that were up over 20%. In the health care sector, the Fund avoided many biotech companies that were down as much as 60% and instead owned companies like Boston Scientific, which was up more than 50% due to its development of a better stent to open blocked arteries.

We are optimistic about the Fund's prospects. The companies in the Fund's portfolio have returns on equity and profit margins that are much higher than the companies in the Index, which makes the companies in the portfolio superior businesses. These companies also have a price/earnings ratio less than that of the companies in the Index. We believe that superior businesses that are selling at lower valuations are a great combination.

The strategy of the Fund continues to view equity investments as long-term ownership stakes in operating businesses. The economic worth of a company is determined by the future free cash flows that it will produce for its owners. We believe that by purchasing companies at a discount to their economic worth we will generate excess returns. When examining companies, we focus on companies with competitive advantages that will lead to sustainable growth.

/ //1)/ MORNINGSTAR MID-CAP BLEND CATEGORY consists of mid-cap blend funds that typically invest in stocks of various sizes and mixed characteristics, giving it a middle-of-the road profile. Most shy away from high-priced growth stocks, but aren't so price-conscious that they land in value territory.

/ //2)/ RUSSELL MIDCAP INDEX is an index that measures the performance of the 800 smallest companies in the Russell 1000 Index.

/ //3)/ S&P MIDCAP 400 INDEX includes approximately 10% of the capitalization of
 U.S. equity securities. These are comprised of stocks in the middle capitalization range. Any mid-sized stocks already included in the S&P 500 are excluded from this index.

         COMPARISON OF INVESTMENT OBJECTIVES, POLICIES AND RESTRICTIONS


The investment objective of each Fund is fundamental and certain investment restrictions which are designated as such in each Fund's prospectus or Statement of Additional Information are fundamental policies that may not be changed without approval by the holders of the lesser of: (i) 67% of the Fund's shares present or represented at a shareholder's meeting at which the holders of more than 50% of such shares are present or represented by proxy; or (ii) more than 50% of the outstanding shares of the Fund. All other investment policies and restrictions are not fundamental and may be changed by the Investors Fund Board of Directors without shareholder approval.


MIDCAP BLEND FUND
-----------------
The MidCap Blend Fund seeks long-term growth of capital.

MIDCAP BLEND FUND STRATEGY
The MidCap Blend Fund invests primarily in common stocks and other equity securities of medium capitalization companies. Under normal market conditions, the MidCap Blend Fund invests at least 80% of its assets in common stocks of companies with medium market capitalizations (those with market capitalizations similar to companies in the Russell MidCap Index) at the time of purchase. Market capitalization is defined as total current market value of a company's outstanding common stock.

In selecting securities for investment, the Sub-Advisor, PGI, looks at stocks with value and/ or growth characteristics and constructs an investment portfolio that has a "blend" of stocks with these characteristics. In managing the assets of the MidCap Blend Fund, PGI does not have a policy of preferring one of these categories to the other. The value orientation emphasizes buying stocks at less than their inherent value and avoiding stocks of companies whose potential for growth of capital and earnings is expected to be above average.


PGI considers the quality and price of individual issuers rather than forecasting stock market trends in its selection of individual securities. Selection is based on fundamental analysis of a company relative to other companies with the focus being on PGI's estimation of forward-looking rates of return. Up to 25% of the MidCap Blend Fund's assets may be invested in foreign securities.


PGI focuses its stock selections on established companies that it believes have a sustainable competitive advantage. PGI constructs a portfolio that is "benchmark aware" in that it is sensitive to the sector (companies with similar characteristics) and security weightings of its benchmark. However, the MidCap Blend Fund is actively managed and prepared to over- and/or under-weight sectors and industries differently from the benchmark.

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PARTNERS MIDCAP BLEND FUND
--------------------------
The Partners MidCap Blend Fund seeks long-term growth of capital.

PARTNERS MIDCAP BLEND FUND STRATEGY
Under normal market conditions, the Partners MidCap Blend Fund invests at least 80% of its assets in common stocks of companies with medium market capitalizations (those with market capitalizations similar to companies in the S&P MidCap 400 Index) at the time of purchase. Market capitalization is defined as total market value of a company's outstanding stock.

MSAM, the Sub-Advisor, employs a strategy that uses a multi-factor approach to construct portfolios. This approach allows MSAM to strike a balance between the valuation of a company's shares and its long-term growth prospects. The value orientation emphasizes buying stocks at less than their intrinsic investment value and avoiding stocks whose price has been unjustifiably built up. The growth orientation emphasizes buying stocks of companies whose potential for growth of capital and earnings is expected to be above average. MSAM seeks to diversify the Partners MidCap Blend Fund's investments across market sectors and to obtain the best values within each sector. In determining whether securities should be sold, MSAM considers factors such as deteriorating fundamentals and relative valuation. Sector weightings normally are kept within plus or minus 5% of the S&P MidCap 400 Index. The Partners MidCap Blend Fund may invest up to 25% of its assets in securities of foreign corporations.

Value Investing - MSAM analyzes securities to identify stocks that are undervalued and measures the relative attractiveness of the Fund's current holdings against potential purchases. MSAM determines value using a variety of measures, including stock price/ earnings and stock price/sales ratios. Value stocks generally pay dividends, but MSAM may select non-dividend paying stocks for their value characteristics. In determining whether securities should be sold, MSAM considers factors such as high valuation relative to other investment opportunities.

Growth Investing - MSAM focuses on common stocks that generally have higher growth rates, betas (a measure of price volatility), stock price/earnings ratios and lower yields than the stock market in general as measured by an appropriate market index. In buying and selling securities for the Fund's portfolio, MSAM emphasizes individual security selection. Individual companies are chosen based on such factors as potential growth in earnings, quality of management, new products and/or new markets, and research and development capabilities. In determining whether securities should be sold, MSAM considers factors such as deteriorating short or long-term earnings growth projections.

In addition to having similar investment objectives, the MidCap Blend Fund and Partners MidCap Blend Fund have many similar investment policies and restrictions.

PARTNERS MIDCAP BLEND FUND AND MIDCAP BLEND FUND
INVESTMENT POLICIES AND RESTRICTIONS
Fundamental Restrictions
------------------------
Each of the following restrictions for the Partners MidCap Blend Fund and MidCap Blend Funds is a matter of fundamental policy and may not be changed without shareholder approval. The Partners MidCap Blend Fund and MidCap Blend Fund may not:
.. Issue any senior securities as defined in the Investment Company Act, as amended. Purchasing and selling securities and futures contracts and options thereon and borrowing money in accordance with restrictions described below do not involve the issuance of a senior security.

.. Invest in physical commodities or commodity contracts (other than foreign currencies), but it may purchase and sell financial futures contracts, options on such contracts, swaps and securities backed by physical commodities.
.. Invest in real estate, although it may invest in securities that are secured by real estate and securities of issuers that invest or deal in real estate.
.. Borrow money, except that it may a) borrow from banks (as defined in the Investment Company Act, as amended) or other financial institutions or through reverse repurchase agreements in amounts up to 33 1/3% of its total assets (including the amount borrowed); b) to the extent permitted by applicable law, borrow up to an additional 5% of its total assets for temporary purposes; c) obtain short-term credits as may be necessary for the clearance of purchases and sales of portfolio securities; and d) purchase securities on margin to the extent permitted by applicable law (the deposit or payment of margin in connection with transactions in options and financial futures contracts is not considered purchase of securities on margin).
.. Make loans, except that the Fund may a) purchase and hold debt obligations in accordance with its investment objective and policies; b) enter into repurchase agreements; and c) lend its portfolio securities without limitation against collateral (consisting of cash or securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities) equal at all times to not less than 100% of the value of the securities loaned. This limit does not apply to purchases of debt securities or commercial paper.
.. Invest more than 5% of its total assets in the securities of any one issuer
  (other than obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities) or purchase more than 10% of the outstanding voting securities of any one issuer, except that this limitation shall apply only with respect to 75% of the total assets of the Fund.
.. Act as an underwriter of securities, except to the extent that the Fund may be deemed to be an underwriter in connection with the sale of securities held in its portfolio.
.. Concentrate its investments in any particular industry, except that the Fund may invest up to 25% of the value of its total assets in a single industry, provided that, when the Fund has adopted a temporary defensive posture, there shall be no limitation on the purchase of obligations issued or guaranteed by the U.S. Government or its agencies or instrumentalities.
.. Sell securities short (except where the Fund holds or has the right to obtain at no added cost a long position in the securities sold that equals or exceeds the securities sold short).

Non-Fundamental Restrictions
----------------------------
The Partners MidCap Blend Fund and MidCap Blend Fund have also adopted the following restrictions that are not fundamental policies and that may be changed without shareholder approval. It is contrary to the Partners MidCap Blend Fund and MidCap Blend Fund's present policy to:
.. Invest more than 15% of its net assets in illiquid securities and in repurchase agreements maturing in more than seven days except to the extent permitted by applicable law.
.. Pledge, mortgage or hypothecate its assets, except to secure permitted borrowings. The deposit of underlying securities and other assets in escrow and other collateral arrangements in connection with transactions in put or call options, futures contracts and options on futures contracts are not deemed to be pledges or other encumbrances.
.. Invest in companies for the purpose of exercising control or management.
.. Enter into a) any futures contracts and related options for non-bona fide hedging purposes within the meaning of Commodity Futures Trading Commission
  (CFTC) regulations if the aggregate initial margin and premiums required to establish such positions will exceed 5% of the fair market value of the Fund's net assets, after taking into account unrealized profits and unrealized losses on any such contracts it has entered into; and b) any futures contracts if the aggregate amount of such Fund's commitments under outstanding futures contracts positions would exceed the market value of its total assets.
.. Invest more than 5% of its total assets in real estate limited partnership interests.
.. Acquire securities of other investment companies in reliance on Section 12(d)
  (1) (F) or (G) of the Investment Company Act.

The Partners MidCap Blend Fund has also adopted a non-fundamental restriction which requires it, under normal circumstances, to invest at least 80% of its net assets in companies having market capitalizations similar to companies included in the S&P MidCap 400 Index.


The MidCap Blend Fund has also adopted a non-fundamental restriction which requires it, under normal circumstances, to invest at least 80% of its net assets in companies having market capitalizations similar to companies included in the Russell MidCap Index.

INVESTMENT ADVISORY SERVICES
----------------------------
The Manager serves as investment advisor to the Investors Fund. The Manager has entered into a sub-advisory agreement with PGI to provide investment advisory services to the MidCap Blend Fund. PGI is a directly, wholly-owned subsidiary of Principal Life and an affiliate of the Manager. The MidCap Blend Fund paid the Manager a fee equal to 0.65% (0.0% for the Class J shares after waiver) of the MidCap Blend Fund's average daily net assets for services provided during the fiscal year ended October 31, 2002 and the Manager paid PGI a sub-advisory fee equal to 0.10% of such assets.

The Manager has also entered into a sub-advisory agreement with Morgan Stanley Asset Management ("MSAM") to provide investment advisory services to the Partners MidCap Blend Fund. The Partners MidCap Blend Fund paid the Manager a fee equal to 1.00% (0.0% for the Class J shares after waiver) of the Partners MidCap Blend Fund's average daily net assets for services provided during the fiscal year ended October 31, 2002 and the Manager paid MSAM a sub-advisory fee of 0.50% of such assets.

If the Plan is approved, the combined assets of the Funds will be sub-advised by a sub-advisor affiliated with the Manager, the Manager will retain a larger portion of the advisory fees it will receive with respect to the assets formerly owned by the Partners MidCap Blend Fund, and the amount of the management fee waiver or expense reimbursement for Class J shares by the Manager will be reduced.

                     ADDITIONAL INFORMATION ABOUT THE FUNDS

Additional information about the Funds is available in their annual reports to shareholders for the year ended October 31, 2002, and in the following documents which have been filed with the SEC: prospectus and Statement of Additional Information for the Investors Fund (including the MidCap Blend Fund and Partners MidCap Blend Fund) dated March 1, 2003; and Statement of Additional Information for the registration statement of which this prospectus/information statement is a part, dated April 10, 2003. You may obtain copies of the annual reports to shareholders, the prospectuses and the Statements of Additional Information by contacting Princor Financial Services Corporation at Des Moines, Iowa 50392-2080, or by telephoning shareholder services toll-free at 1-800-247-4123.

Each of the Funds is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the Investment Company Act, as applicable. Accordingly, each files reports, proxy materials and other information with the SEC. You may inspect those reports, proxy materials and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549. Copies of such materials also may be obtained from the Public Reference Branch, Office of Consumer Affairs and Information Services, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D. C. 20549, at prescribed rates, or at no charge from the EDGAR database on the Commission's website at "www.sec.gov."

                           PROPOSALS OF SHAREHOLDERS

A shareholder who has an issue that he or she would like to have included in the agenda at a Principal Investors Fund shareholder meeting should send the proposal to the Fund at the Principal Financial Group, Des Moines, Iowa 50392-0200. To be considered for presentation at a shareholders meeting, the proposal must be received a reasonable time before a solicitation is made for such meeting. Timely submission of a proposal does not necessarily mean that such proposal will be included.

                                 OTHER BUSINESS

We do not know of any business to be brought before the meeting other than the matters set forth in this prospectus/information statement.